CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions ‘Financial Highlights," "Shareholder Reports," "Independent Registered Public Accounting Firm and Legal Counsel," and "Financial Information" and to the use of our report on the Nicholas Equity Income Fund, Inc. dated May 10, 2004 in the Registration Statement (Form N-1A) of Nicholas Equity Income Fund, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange commission in this Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act of 1933 (File No. 33-69804) and in this Amendment No. 19 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8062).

ERNST & YOUNG LLP

Chicago, Illinois

February 23, 2005